EXHIBIT 4.2

LUMENIS LTD.
(Formerly ESC Medical Systems Ltd.)
2000 SHARE OPTION PLAN

Amended and Restated on May 9, 2005
(Subsequently amended on September 30, 2006)

ARTICLE I

Purpose

This 2000 Share Option Plan as amended and restated on May 9, 2005 (the “Plan”) is intended to provide incentive compensation to, and to encourage share ownership by, the directors, officers, employees and certain consultants and dealers (the “Optionees”) of Lumenis Ltd. (formerly ESC Medical Systems Ltd.) and its subsidiaries (collectively, the “Company”) in order to align their interests with those of the Company’s shareholders, and to encourage the sense of proprietorship of such parties, and to stimulate the active interest of such parties in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Plan approved by the board of directors of the Company (the “Board”) and its shareholders, and to encourage such parties to remain in their respective capacities with the Company.

The word “employee”, when used in this Plan, shall have the meaning, with respect to each Optionee, as provided in the relevant rule or regulation under the jurisdiction where implemented.

The word “subsidiary”, when used in the Plan, shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations (other than the last corporation in the chain) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

It is intended that certain options granted under this Plan will qualify as “incentive stock options” (the “ISOs”) under Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that ISOs shall only be granted to U.S. resident employees of the Company. Options granted to U.S. resident employees, that do not contain terms that will qualify them as ISOs shall be referred to herein as Non-Qualified Stock Options (the “NQSOs”).

Each Option Agreement (as such term is defined hereunder) between the Company and the U.S. resident Optionee shall state whether such Option will or will not be treated as an ISO. No IS0 shall be granted unless such Option, when granted, qualifies as an “incentive stock option” under Section 422 of the Code. Any IS0 granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Company may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code.

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Options granted to Israeli Optionees under the Option Plan may or may not contain such terms as will qualify such options for the special tax treatment under the “capital gain route”. Section 102(b)(2) of the Israeli Tax Ordinance (New Version), 5721-1961, as amended (the “Ordinance”), and the Income Tax Rules (Tax Benefits in Stock Issuances to Employees) 5763-2003 (the “Rules”) (“102(b)(2) Options”).

102 Options, as this term is defined in the Plan prior to its amendment and restatement, will be subject to the provisions of Article 102 of the Ordinance and the Income Tax Rules (Tax Benefits in Stock Issuances to Employees) 5749-1989 as applicable prior to the implementation of Amendment No. 132 to the Ordinance of January I , 2003.

The 102(b)(2) Options which shall be granted to Israeli Optionees as of the date hereof and/or any shares issued upon exercise of such Options and/or any other shares received subsequently following any realization of rights resulting from a 102(b)(2) Option or from shares issued upon exercise of a 102(b)(2) Option, shall be issued to a trustee nominated by the Committee, and approved in accordance with the provisions of Section 102(b)(2) of the Ordinance (the “Trustee”) and held for the benefit of the Optionees for a period of not less than two years (24 months) after the current year of grant, and thereafter, the Trustee will transfer the Options or the Option shares, as the case may be, to the Optionees and/or to any third party upon his/her demand, subject to any deduction or withholding required under the Ordinance, the Rules or any other applicable law, provided, however, that Options granted to Optionees who are employees of any of the Company’s subsidiaries shall also be subject to a pre-ruling of the tax authorities. Options that do not contain terms that may qualify them for the special tax treatment under Section 102(b)(2) of the Ordinance, shall be referred to herein as Section 3(I) Options (“3(I) Options”).

The Company’s election of the type of 102 options granted to Israeli Optionees (the “Election”), shall be appropriately filed with the Israeli Tax Authorities at least 30 days prior to the date of grant of 102(b)(2) options. The Election shall obligate the Company to grant only the type of 102 options it has elected to grant, and shall apply to all Israeli Optionees who were granted approved 102(b)(2) Options until the end of the year following the year during which the Company first granted 102(b)(2) options, all in accordance with the provisions of section 102(g) of the Ordinance. For the avoidance of doubt, the Company has elected the type of 102 options to be granted as the 102(b)(2) options (the capital gain route) and such Election shall not prevent the Company from granting unapproved 102 options simultaneously.

With respect to any 102(b)(2) Options, subject to the provisions of section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Israeli Optionee shall not be entitled to sell or release from trust any share received upon the exercise of a 102(b)(2) options and/or any share received subsequently following any realization of rights, including without imitation, bonus shares until the lapse of the holding period required under section 102 of the Ordinance.

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Options granted to Optionees who are both, residents and ordinarily residents in the United Kingdom under the Plan may or may not contain such terms as will qualify such options for the special tax treatment under the Income and Corporation Taxes Act, 1988, provided, however, that approved options can only be granted to UK resident employees.

Options granted to Optionees who are residents of the Netherlands, under the Plan may or may not contain such terms as will qualify such options for the special tax treatment under the Dutch Personal Income Tax Act (PITA) and the Wage Tax Act (WTA), provided, however, that options under the Dutch special tax regime can only be granted to Dutch resident employees.

For the purposes of the grant of 102 options and 102(b)(2) options under this Plan the Company has appointed a Trustee under the Plan and pursuant to the terms of a trust agreement as shall be approved and amended from time to time by the Board or the executive committee thereof.

All options granted hereunder, whether together or separately, shall be collectively referred to hereinafter as the “Options”.

ARTICLE II

Administration

The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

Subject to the provisions of the Plan, any NASDAQ Stock Market (“NASDAQ”) rule and any applicable law, the Committee shall have sole authority, in its absolute discretion: (a) to determine which of the eligible employees, directors, dealers and consultants of the Company and its subsidiaries shall be granted Options; (b) to designate an Option as a 102(b)(2) Option for Israeli Optionees, as ISOs or as NQSOs for U.S. Optionees, as approved options and/or unapproved options (for UK Optionees), as options under the special tax regime for the residents of the Netherlands, and to authorize the granting of such Options; (c) to determine the times when Options shall be granted and the number of shares to be issued or transferred upon the exercise of each Option; (d) to determine the exercise price of each Option; (e) to determine the time or times at which each Option becomes exercisable, the duration of the exercise period and any other restrictions on the exercise of Options issued hereunder; (f) to prescribe the form or forms and terms of the Option Agreements under the Plan (which forms shall be consistent with the terms of the Plan but need not be identical); (g) to determine other jurisdictions in which the Plan shall be applicable; (h) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in connection with the administration of the Plan; (i) to accelerate the right of an Optionee, in whole or in part, to any previously granted Option, in the event of a public offering, merger, acquisition, transfer of assets and/or liquidation.

All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees.

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ARTICLE III

Shares

The shares to be optioned under the Plan shall be either (i) authorized but unissued Ordinary Shares, par value NIS 0.1 per share, of the Company, or (ii) Ordinary Shares which the Company may acquire and deposit with General Investec Trust Company, Ltd., or any substitute thereof as Trustee under the Plan and under the terms of a Trust Agreement as shall be approved and amended from time to time by the Board or the Executive Committee thereof (together, the “Ordinary Shares”).

Under the Plan, the total number of Ordinary Shares which may be purchased pursuant to options granted hereunder shall not exceed, in the aggregate, eleven million five hundred thousand (11,500,000) Ordinary Shares of which 6,000,000 shall be reserved for ISOs. The Ordinary Shares shall be adjusted or increased in accordance with the provisions of Article X and Article XIX hereof.

The number of Ordinary Shares available for grant of Options under the Plan shall be decreased by the sum of the number of shares with respect to which Options have been issued and that are then outstanding and the number of shares issued upon exercise of Options. In the event that any outstanding Option under the Plan for any reason expires, is terminated, or is canceled prior to the end of the period during which options may be granted, the Ordinary Shares underlying such option may again be subject to an Option under the Plan.

Each Option granted pursuant to the Plan, shall be evidenced by a written agreement between the Company and the Optionee (the “Option Agreement”). Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether a 102(b)(2) Option, 3(i) Option, an ISO, an NQSO, an approved or unapproved option for UK Optionees, Options under special tax regime and Options that are not subject to special tax regime for Optionees in the Netherlands or any other kinds of Option suitable under the Plan). Options may be granted at any time after this Plan has been approved by the Company, subject to any further approval or consent required under Section 102(b)(2) of the Ordinance or the Rules, in case of 102(b)(2) Options, or of the U.S. Treasury, in case of ISOs and other applicable law, the Inland Revenue in the case of UK, and the tax inspector in the Netherlands, except that any and all Options shall be effective upon their grant provided that all required approvals shall have been received in respect of the grant of such Option, as required under the relevant rules and regulations, and the Optionee has signed and delivered to the Company a notice and undertaking as required under such rules.

ARTICLE IV

Eligibility of Participants

Subject to ART1CLE VII, office holders and other employees of the Company or of its subsidiaries and directors of the Company or its subsidiaries shall be eligible to participate in the Plan. Directors who are not employees, future employees, dealers, or consultants of the Company shall also be eligible to participate in the Plan.

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To the extent applicable and anything in the Plan to the contrary notwithstanding, all grants of Options to directors and office holders (“Nosei Misra” – as such term is defined in the Companies Law, 5750-1999 (the “Companies Law”) shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time, or Executive Officers, as such term is defined under the SEC rules and regulations.

ARTICLE V

Option Price

Unless the Committee determines otherwise. the option exercise price shall he the last reported sales price of the Ordinary Shares on the NASDAQ (the “Fair Market Price”), on the date of grant.

ARTICLE VI

Terms of Options

The Committee shall determine the dates after which Options may be exercised, in whole or in part. An Option is exercisable in installments, and may be exercisable in whole or in part, with the unexercised portion of the Option remaining exercisable.

Any other provision of the Plan notwithstanding and subject to Article VII, no Option shall be exercised after the tenth anniversary of the date that the Option was granted (the “Termination Date”).

With respect to the directors, Chief Executive Officer (“CEO”) and the officers reporting directly to the CEO of the Company, the Options granted hereunder shall become exercisable with respect to the entire amount of the Ordinary Shares underlying such Options immediately upon a Change in Control of the Company, unless the Board or the Committee determined otherwise with respect to any specific director or officer upon approval of the Options granted. A “Change in Control” means the first to occur of any of the following dates:

(i)	An acquisition (other than directly from the Company) of any voting securities of the Company by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power or the Company’s then outstanding Voting Securities, unless such Person has filed a Schedule 13D within the 12-month period prior to the Plan being first approved by the Board; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof or a trustee thereof acting solely in its capacity as trustee) maintained by (X) the Company or (Y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly by the Company (for purposes of this definition, a “Subsidiary”), (B) the Company or its Subsidiaries, or (C) any Person who files in connection with such acquisition a Schedule 13D which expressly disclaims any intention to seek control of the Company and does not expressly reserve the right to seek such control; provided, however, that any amendment to such statement of intent which either indicates an intention or reserves the right to seek control shall be deemed an “acquisition” of the securities of the Company reported in such filing as beneficially owned by such Person for purposes of this paragraph (i);

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(ii)	The individuals who, as of the beginning of any two year period, are members of the Board (the “Incumbent Board”), ceasing for any reason, during such two year period, to constitute at least a majority or the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Agreement, be considered a member of the Incumbent Board; or

(iii)	The consummation of any of the following transactions as entered into by the Company:

(A)	A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction” i.e., meets any of the requirements described in (i) or (ii) below:

(i)	the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; or

(ii)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the surviving corporation immediately following the consummation of such merger, consolidation or reorganization;

(B)	A complete liquidation or dissolution of the Company; or

(C)	An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

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Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such, a Beneficial Owner acquires additional Voting Securities which increase the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur.

Share options granted hereunder to employees may provide that if, prior to the Termination Date, an Optionee shall cease to be employed or to grant any services, without cause by the Company or a subsidiary thereof (otherwise than by reason of death or disability), the option will remain exercisable after the date of cessation of employment (unless specifically stated otherwise in the specific option grant letter) to the extent it was exercisable at the time of cessation of employment, provided, however. that non-exercisable options will become void, at the date of cessation of employment. If, prior to the Termination Date, an Optionee shall cease to be employed by the Company or any subsidiary thereof by reason of a disability within the meaning of Section 22(c)(3) of the Code, Options granted hereunder may provide that they will remain exercisable until the termination of the Plan to the extent exercisable at the time of cessation of employment. For the purposes hereof, “cessation of employment” shall mean the date upon notification of termination of employment has been delivered, by either the Company or the Optionee. In no event, however, shall an Option be exercisable after the Termination Date. The Option shall expire with respect to all Ordinary Share covered thereby into which at the time of termination of the Option, the Option was not exercisable. In the event of the death of an Optionee prior to the Termination Date and while employed by the Company or a subsidiary thereof or while entitled to exercise an Option pursuant to the preceding sentences of this paragraph, Options granted hereunder may provide that they will remain exercisable until (i) the Termination Date, and (ii) by the person or persons to whom the Optionee’s rights under the Option pass by will or by applicable laws of descent and distribution and to the extent that the Optionee was entitled to exercise it on the date of death.

Notwithstanding the above, if prior to the termination date, an Optionee shall cease to be employed by the Company for reasons which, as determined by the Company in its discretion, amount to bad faith, gross negligence or fraud, or as a result of the termination of such Optionee for cause, any Option or portion of an Option not exercised as of the date of cessation of employment will expire and terminate on such date, unless specifically stated otherwise in the specific Option Agreement.

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ARTICLE VII

Special Tax Provisions

The aggregate fair market value (determined at the time the Option is granted) of the Ordinary Shares with respect to which any IS0 is granted that is exercisable for the first time by the Optionee during any calendar year, (under this Plan or any other share option plan of the Company or any parent or subsidiary thereof) shall not exceed $100,000.

No ISO may be granted to an individual who, at the time the option is granted, owns directly, or indirectly within the meaning of Section 422(b)(6) of the Code, Ordinary Shares possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless (i) such option has an option price of at least 110 percent of the fair market value of the Ordinary Shares on the date of the grant of such option and (ii) such option cannot be exercised more than five years after the date it is granted.

The aggregate fair market value (determined at the time the Option is granted) of the Ordinary Shares with respect to which any approved option is granted that is exercisable for the first time by the Optionee during any calendar year, (under this Plan or any other share option plan of the Company or any parent or subsidiary thereof) shall not exceed $50,000.

No approved option to UK resident employees may be granted to an individual who, at the time the option is granted, owns Ordinary Shares possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof.

ARTICLE VIII

Exercise of Options

An Optionee may exercise any exercisable Option by signing and retuning to the Company at its principal office, a “Notice of Exercise” in the form prescribed from time to time by the Company together with payment or the exercise price. Such payment will be made in United States Dollars, Israeli Shekels, Japanese Yen, British Pounds Sterling, Dutch Guilder or EURO, in accordance with the terms of the related Option Agreement. The Notice of Exercise shall specify the number of Shares with respect to which the Option is being exercised. The Company is obligated to issue Shares upon such Notice of Exercise of an Option granted under the Plan upon (a) the Company’s completion of any registration or other qualifications of the Ordinary Shares under any state and/or federal law, rulings or regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee’s death) to assure that the sale of the Ordinary Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representation is and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing the Ordinary Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable requirements of State and Federal laws and regulatory agencies.

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Payment for Ordinary Shares purchased upon the exercise of an Option granted hereunder shall be made in full upon exercise of the Option, by wire transfer or certified or bank cashiers check payable to the order of the Company. The Ordinary Shares purchased shall thereupon be promptly delivered; provided, however, that the Company may, in its discretion, require that an Optionee pay to the Company or the Trustee, at the time of exercise or grant, as the case may be, such amount as the Company deems necessary to satisfy its obligation to withhold Israeli, United States Federal, state, or local income U.K. tax laws and Dutch tax laws or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

ARTICLE IX

Non-Transferability of Option Rights

No Option shall be transferable, except by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by Optionee or by such Optionee’s legal representative.

ARTICLE X

Adjustment for Recapitalization, Etc.

The aggregate number of Ordinary Shares which may be purchased upon exercise of the Options granted hereunder, the number of Ordinary Shares covered by each outstanding Option and the price per share of each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of the Company resulting from a stock split or other subdivision or consolidation of shares or payments of stock dividends or distributions or other increases or decreases in the number of outstanding Ordinary Shares effected without receipt of consideration by the Company or in the event of any other extraordinary transaction.

The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become issuable upon exercise of an Option.

ARTICLE XI

No Obligation to Exercise Option

The grant of an Option pursuant to the Plan shall impose no obligation on the Optionee to exercise such Option.

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ARTICLE XII

Use of Proceeds

The proceeds received from the issuance of Ordinary Shares upon exercise of Options, pursuant to the Plan shall be used for such purposes as the Company shall determine to be appropriate.

ARTICLE XIII

Rights as a Shareholder

The Company shall not be required to recognize an Optionee as a shareholder with respect to any share issuable or transferred, as the case may be, upon the exercise of such Option by the Optionee until such Optionee shall have become the holder of record of such share, and such Optionee shall not be entitled to vote or to any dividends or distributions or other rights in respect of such share for which the record date is prior to the date on which he shall have become the holder of record thereof.

ARTICLE XIV

Employment Rights

Neither the Option Plan nor the Option agreement with the Optionee shall impose any obligation on the Company or a subsidiary thereof to continue any Optionee in its employ, or the hiring by the Company of the Optionee’s services, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or a subsidiary thereof or restrict the right of the Company or a subsidiary thereof to terminate such employment or service hiring at any time.

ARTICLE XV

Compliance with The Law

The Company shall not be liable for the non-issuance or non-transfer or any delay in issuance or transfer of any Ordinary Shares issuable or transferred, as the case may he, upon the exercise of any Options granted under the Plan which results from the inability of the Company to obtain, or from any delay in obtaining, from any regulatory body having jurisdiction, all requisite authority to issue or transfer Ordinary Shares of the Company upon exercise of the Options under the Plan or upon the transfer of Ordinary Shares issued upon such exercise, if counsel for the Company deems such authority necessary for lawful issuance or transfer of any such shares. Appropriate legends may be placed on the stock certificates evidencing shares issued upon exercise of Options to reflect such transfer restrictions.

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ARTICLE XVI

Voting of Ordinary Shares

Optionees shall only be entitled to all rights of a shareholder in the Company upon the full payment of the exercise price of the Options granted under this Plan. Shares held by the Trustee under the Plan which have been fully paid shall be voted in accordance with the instructions in writing of the Optionees. The provisions of this Article XVI shall not in any way affect the provisions of Article XIII of this Plan.

ARTICLE XVII

Transfer of Shares

By exercise of an option granted hereunder, the Optionee agrees that any sale, transfer or other disposition of any of the Ordinary Shares issued upon such exercise shall be made in accordance with the applicable requirements of Rule 144, including, if applicable, the volume limitations applicable to “affiliates” of the Company.

ARTICLE XVIII

Amendment or Discontinuance of Plan

Subject to any applicable law and NASDAQ Rule, the Board or the Committee may, without the consent of the Company’s shareholders or any Optionee under the Plan, at any time terminate the Plan entirely and at any time or from time to time amend or modify the Plan, including amendments deriving or needed as result of any legal changes or tax reform that may be enacted in Israel in the future or any other legal arrangements which may replace the current legal arrangement under Section 102(b)(2) of the Ordinance, provided that no such action shall adversely affect Options granted hereunder prior to such amendment or modification without consent of any Optionee adversely effected and, with respect to ISOs, the Board shall not, without approval of the stockholders: (a) increase the total number of Ordinary Shares which may be purchased pursuant to ISOs granted under the Plan, except as contemplated in ARTICLE X, and (b) expand or change the persons eligible to receive options under the Plan.

ARTICLE XIX

Taxes

Each Optionee shall be solely liable for all taxes and other fees resulting from the grant and/or exercise of Options granted under the Plan and disposition of shares acquired pursuant to the exercise of an Option.

Each Optionee should consult with his/her individual tax advisers to determine the possible tax consequences of the grant and/or exercise of Options granted under the Plan and the disposition of shares acquired pursuant to the exercise of the Option in his/her personal tax circumstances.

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The Company and/or the Trustee (where applicable) shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source.

Furthermore, the Optionee shall agree to indemnify the Company and the Trustee (where applicable) any shareholder, director, manager or other Nosei Misra in the Company, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

The Board, the Committee and/or the Trustee shall not be required to release any Share certificate, issued upon exercise of an Option, to an Optionee, until all required payments have been fully made.

ARTICLE XX

Effectiveness and Term of Plan

The Plan shall become effective upon shareholder approval and will expire on the tenth anniversary of the date of such shareholder approval. No Option may be granted pursuant to the Plan after the termination of the Plan, however, Options outstanding on that date may still be exercised in accordance with the terms of their grant.

ARTICLE XXI

Governing Law and Other National Regulations

The Plan and all instruments issued hereunder shall be governed by and interpreted in accordance with the laws of the State of Israel, subject to all applicable laws, rules, and regulations, (especially rules of accounting) whether of the State of Israel, the United States, the United Kingdom or the Netherlands, or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, the Companies Act, 1985 in the UK or the Law for the Supervision of Listed Shares in the Netherlands, and to such approvals by any governmental agencies or national securities exchanges as may be required.

AMENDED AND RESTATED ON MAY 9, 2005
SUBSEQUENTLY AMENDED ON SEPTEMBER 30, 2006

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